FOR IMMEDIATE RELEASE	111 Pencader Drive Newark, DE 19702 P 302.456.6789 F 302.861.3730 T 800.544.8881 www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

SDIX Reports Third Quarter 2010 Results

Revenues Increase to $7.5M, Net Loss Decreases 90% to $29,000.

NEWARK, DE (November  8, 2010) - SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic and food safety applications, today reported financial results for the third quarter of 2010.

Revenues for the quarter ended September 30, 2010 were $7.5 million, compared to $7.2 million for the same period in 2009. Year-to-date revenues were $21.0 million, which was equivalent to the same period in 2009. Net loss decreased to $29,000 as gross margins continue to be strong.

Third Quarter and Recent Highlights

●
Launched RapidChek® SELECT™ Salmonella Enteritidis testing system - applicable to both egg and poultry industries, and designed to help U.S. commercial egg producers comply with new FDA testing regulations.  Expect to receive AOAC clearance in the fourth quarter, a required approval for most egg producers.

●
Signed and launched multi-year collaboration with Banyan Biomarkers in its biomarker discovery work in the detection of traumatic brain injury – collaboration will focus on the development, production and purification of monoclonal and polyclonal antibodies and will provide cell line banking and cryostorage services.

●
Signed and initiated a distribution agreement with Romer Labs® Inc. for SDIX’s Genetically Modified Organisms (GMO) rapid testing products - Romer Labs® is now the exclusive global distributor outside of Brazil for TraitChek® and SeedChek® GMO test strip products.

Mr. Francis DiNuzzo, SDIX’s President and CEO, said, “We continue to see results from our strategic focus on the Life Science and Food Safety markets, with continued quarter over quarter revenue growth in our overall business.  This improving growth, combined with the efficiency of our business operations, allowed SDIX to operate near break even this quarter.  We are seeing the benefits of our efforts to deliver value to customers across our business segments with improved performance in Food Safety, Water Quality and AG. Consistent with our previous comments, the Life Science business results often vary quarter to quarter due to buying patterns, especially in the in-vitro diagnostic (IVD) market. We expect our Life Science business, including the IVD business, to improve in the fourth quarter as compared to the fourth quarter of 2009 based on current activities within that customer base. Looking forward to the fourth quarter, we anticipate receiving approval for our Salmonella Enteritidis product line from the AOAC, which is a leading independent testing organization. This approval will provide validity of our test system relative to the standard FDA method of testing for the egg industry, which we expect to provide confidence to customers that our system meets their needs and regulatory requirements.”

Financials

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended September 30, 2010 was $4.5 million, as compared to $4.1 million for the same period in 2009.  Year-to-date gross profit was $12.4 million in 2010, compared to $11.5 million for 2009.

Gross margins were 60% for the third quarter of 2010, compared to 57% for the same period in 2009.  Gross margins for the nine months ended September 30, 2010 were 59% compared to 55% for the same period in 2009.

Operating loss for the third quarter of 2010 decreased 93% to $20,000 from $281,000 for the third quarter of 2009. Operating loss for the nine months of 2010 fell 58% to $668,000 from $1.6 million for the nine months of 2009.

Net loss for the third quarter of 2010 fell 90% to $29,000, or $0.00 per diluted share, compared to a net loss of $291,000, or $0.01 per diluted share, for the same period in 2009.  For the nine month period ended September 30, 2010, the net loss was $703,000, or $0.03 per diluted share, compared to a net loss of $1.6 million, or $0.08 per diluted share, for the same period in 2009.

Life Science Revenues

Life Science revenues were $3.7 million for the quarter ended September 30, 2010, a 13% decrease from $4.3 million for the same period in 2009.  For the nine months ended September 30, 2010, Life Science revenues decreased 1% to $11.2 million compared to $11.3 million for the same period in 2009.

Kit Revenues

Kit revenues increased 28% to $3.8 million for the third quarter ended September 30, 2010, from $2.9 million for the third quarter of 2009.  For the nine months ended September 30, 2010, Kit revenues increased 1% to $9.7 million compared to $9.6 million for the same period in 2009.

Quarter Ended September 30,	2010	2009

Life Science	$ 3.7 million	$ 4.3 million
Food Pathogen Products	$ 1.6 million	$ 1.4 million
Ag-GMO Products, including contract revenue	$ 0.7 million	$ 0.4 million
Water and Environmental Products	$ 1.5 million	$ 1.1 million

Conference Call

The dial-in number for our live conference call, to be held at 4:30 p.m. ET on November 8, 2010, will be 877-407-9205 (201-689-8054 outside the U.S.).  A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.investorcalendar.com.  For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days.  Telephone replays of the call will be available from 7:30 p.m. ET on November 8, 2010 through 11:59 p.m. ET on November 22, 2010.  To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 360336.

About SDIX (www.sdix.com)

SDIX is a biotechnology company, expert at creating advantage by providing a broad range of quality, innovative and effective immuno-solutions to the pharmaceutical, biotechnology, diagnostics, and food safety markets. For nearly 20 years, SDIX has developed antibodies which advance its customers’ immuno-based work – reducing time, labor, and costs while increasing accuracy and reliability of results.

SDIX offers a full suite of integrated immuno-solution capabilities including assay design, development, and production.  In life science markets, SDIX capabilities are being used to help discover the mechanisms of disease, facilitate the development of new drugs, and provide mechanisms for rapid diagnosis.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Revenues	$7,473	$7,196	$20,960	$20,951

OPERATING EXPENSES:
Manufacturing	3,015	3,083	8,534	9,403
Research and development	767	752	2,207	2,235
Selling, general and administrative	3,711	3,642	10,895	10,886
Gain on disposal of assets	-	-	(8)	-
Total operating expenses	7,493	7,477	21,628	22,524

Operating loss	(20)	(281)	(668)	(1,573)

Interest expense, net	(9)	(9)	(35)	(4)

Loss before taxes	(29)	(290)	(703)	(1,577)

Income tax expense	-	1	-	9

Net loss	$(29)	$(291)	$(703)	$(1,586)

Basic loss per share	$(0.00)	$(0.01)	$(0.03)	$(0.08)

Shares used in computing basic
loss per share	20,289,602	20,151,694	20,236,462	20,098,311

Diluted loss per share	$(0.00)	$(0.01)	$(0.03)	$(0.08)

Shares used in computing diluted
loss per share	20,289,602	20,151,694	20,236,462	20,098,311

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current Assets :
Cash and cash equivalents	$8,438	$7,937
Restricted cash	800	1,250
Receivables, net	4,175	3,650
Inventories	3,572	3,714
Deferred tax asset	1	1
Other current assets	595	551
Total current assets	17,581	17,103

Property and equipment, net	4,294	4,626
Other assets	62	10
Deferred tax asset	51	51
Intangible assets, net	1,349	1,435
Total assets	$23,337	$23,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$400	$400
Accounts payable	515	571
Accrued expenses	2,170	1,386
Deferred revenue	9	75
Total current liabilities	3,094	2,432

Long-term debt	400	700

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,923,463 and 20,786,515 issued
at September 30, 2010 and December 31, 2009, respectively	209	208
Additional paid-in capital	41,418	40,958
Treasury stock, 406,627 common shares at cost
at June 30, 2010 and December 31, 2009	(555)	(555)
Accumulated deficit	(20,979)	(20,276)
Cumulative translation adjustments	(250)	(242)
Total stockholders' equity	19,843	20,093
Total liabilities and stockholders' equity	$23,337	$23,225